Exhibit 10.37

TOYS “R” US, INC.

MANAGEMENT DEFERRED COMPENSATION PLAN

Amended and Restated To

Include All Amendments Adopted

Through August 21, 2002 and

Effective Through November 1, 2002

10.	Amendment/Termination			7

11.	General Provisions			8
	(a	)	Limits on Transfer of Awards	8
	(b	)	Receipt and Release	8
	(c	)	Unfunded Status of Awards; Creation of Trusts	8
	(d	)	Compliance	8
	(e	)	No Right to Employment	8
	(f	)	Tax Withholding	8
	(g	)	Governing Law	9
	(h	)	Limitation	9
	(i	)	Construction	9
	(j	)	Severability	9
	(k	)	Status	9
	(l	)	Incompetent or Minor Payee	9

12.	Effective Date			9

TOYS “R” US, INC.

Management Deferred Compensation Plan

1.	Purposes. The purposes of this Management Deferred Compensation Plan (the “Plan”) are to provide certain highly compensated employees of Toys “R” Us, Inc. (the “Company”) and its subsidiaries with the opportunity to elect to defer receipt of specified portions of compensation, to provide highly compensated employees with deferred compensation, that is dependent upon the employee’s having made the maximum elective deferrals permitted under the terms of the “TRU” Partnership Employees’ Savings and Profit Sharing Plan, and to have such amounts treated as if invested.

The Plan is intended to constitute an unfunded deferred compensation plan for a select group of management or highly compensated employees and to be exempt from Parts 2, 3 and 4 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.	Definitions. In addition to the terms defined in Section 1 above, the following terms used in the Plan shall have the meanings set forth below:

(a)	“Administrator“ shall mean the Administrative Committee set forth in Section 3(b) to whom the Committee has delegated authority to take action under the Plan.

(b)	“Beneficiary“ shall mean any person (which may include trusts and is not limited to one person) who has been designated by the participant in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under the Plan in the event of the Participant’s death. If no Beneficiary has been designated who survives the Participant’s death, then the Beneficiary means any person(s) entitled by will or, in the absence thereof, the laws of descent and distribution to receive such benefits.

(c)	“Change in Status“ shall mean the merger or consolidation of the Company with another corporation or the acquisition of all or a majority of the property or stock of the Company by another corporation, or a separation, reorganization or liquidation of the Company, in each case only if so determined by a majority of the members of the Board for at least two years prior to such event.

(d)	“Code“ shall mean the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.

(e)	“Committee“ shall mean the Compensation and Organizational Development Committee of the Board of Directors of the Company. Except as may be otherwise required by applicable law, any function of the Committee may be delegated to the Administrator.

(f)	“Company Contribution Account“ shall mean the account or subaccount established and maintained by the Company for the Company Contributions allocated to a Participant, as described in Section 7(b). Company Contribution Accounts will be maintained solely as bookkeeping entries by the Company to evidence unfunded obligations of the Company.

(g)	“Deferral Account“ shall meant the account or subaccount established and maintained by the Company for specified deferrals by a Participant, as described in Section 7(a). Deferral Accounts will be maintained solely as bookkeeping entries by the Company to evidence unfunded obligations of the Company.

(h)	“Eligible Participant“ shall mean an Eligible Participant as described in Section 6(b).

(i)	“Participant“ shall mean any employee of the Company or any subsidiary (i) who meets the definition of “Highly Compensated Employee” under the Savings Plan, (ii) who is not eligible to participate in the Toys “R” Us, Inc. Partnership Group Deferred Compensation Plan, (iii) who participates or makes an election to participate in the Plan, and (iv) who receives compensation that is subject to income tax in the United States.

(j)	“Participant Account“ shall mean a Participant’s Deferral Account, and if applicable, his Company Contribution Account.

(k)	“Plan Quarter“ shall mean the three-month periods beginning February 1, May 1, August 1 and November 1 of each year.

(l)	“Plan Year“ shall mean the 12-month period ending each January 31.

(m)	“Savings Plan“ shall mean the “TRU” Partnership Employees’ Savings and Profit Sharing Plan.

(n)	“Trust“ shall mean the trust or trusts established by the Company as part of the Plan; provided, however, that the assets of such trusts shall remain subject to claims of the general creditors of the Company.

(o)	“Trustee“ shall mean trustee of the Trust.

(p)	“Trust Agreement“ shall mean the agreement entered into between the Company and the Trustee to carry out the purposes of the Plan, as amended or restated from time to time.

(q)	“Valuation Date“ shall mean each business day.

3.	Administration.

(a)	Committee Authority. The Committee or Administrator (subject to the ability of the Committee to restrict the Administrator) shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind all rules and regulations, agreements, forms and notices relating to the administration of the Plan, and to make all determinations necessary or advisable for the administration of the Plan. Any actions of the Committee or Administrator in respect to the Plan shall be conclusive and binding upon all persons interested in the Plan, except that any action of the Administrator will not be binding upon the Committee. The Committee and Administrator may each appoint agents and delegate thereto powers and duties under the Plan, except as otherwise limited by the Plan.

(b)	Administrator. The Administrator of the Plan shall be an Administrative Committee which: shall consist of such number of members as shall be determined by the Committee, each of whom shall be appointed by, shall remain in office at the will of, and may be removed with or without cause, by the Committee. Any member of the Administrative Committee may resign at any time. No member of the Administrative Committee shall be entitled to act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under the Plan. The members of the Administrative Committee shall not receive any special compensation for serving in their capacities as members of the Administrative Committee but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Administrative Committee or any member thereof in any jurisdiction.

(c)	Limitation of Liability. Each member of the Committee and the Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. To the maximum extent permitted by law, no member of the Committee or the Administrator, nor any person to whom ministerial duties have been delegated, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan. To the maximum extent permitted by law, the Company shall indemnify the members of the Committee and the Administrator against any and all claims, losses, damages, expenses, including any counsel fees and costs, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act.

4.	Participation. The Administrator will notify each employee of his or her participation or eligibility to participate in the Plan not later than 30 days (or such lesser period as may be practicable in the circumstances) prior to any deadline for filing an election form.

5.	Deferrals. A Participant may elect to defer compensation or other cash awards, including salary, annual incentive award, long term award, and compensation payable under other plans and programs, employment agreements or other arrangements, or otherwise, as may be provided under the terms of such plans, programs and arrangements or as designated by the Committee; provided, however, that a Participant may defer, with respect to a given year, receipt of only that portion of the Participant’s salary, annual incentive award, long term award, and compensation payable under other plans and programs, employment agreements or other arrangements that exceeds the amount necessary to satisfy FICA, Medicare and other applicable withholding taxes imposed on the wages of such Participant from the Company and its subsidiaries. In addition to such limitation and any terms and conditions of deferral set forth under plans, programs, or arrangements from which receipt of compensation or award is deferred, the Committee may impose limitations on the amounts permitted to be deferred and other terms and conditions of deferral. Any such limitations and other terms and conditions of deferral, shall be set forth in the rules relating to the Plan or election forms, other forms, or instructions published by the Committee and/or the Administrator.

(a)	Elections. Once an election form, properly completed, is received by the Administrator, the elections of the Participant shall be irrevocable.

(b)	Date of Election. An election to defer compensation or awards hereunder must be received by the Administrator prior to the date specified by the Administrator; provided, however, that, unless otherwise approved by the Committee, any elections to defer (i) salary shall be made prior to the service period during which such salary is earned, (ii) long term awards and compensation payable under other plans and programs, employment agreements (other than salary) or other arrangements or otherwise shall be made on or prior to September 30 of each calendar year, and (iii) annual incentive awards shall be made prior to the first day of the Plan Quarter with respect to which such incentive award is made. Under no circumstances may a Participant defer compensation or awards to which the Participant has attained, at the time of deferral, a legally enforceable right to current receipt of such compensation or awards.

6.	Company Contributions.

(a)	For each Plan Year in which a Participant is an Eligible Participant, the Administrator shall credit to the Participant’s Company Contribution Account an amount equal to a percent of such Participant’s Compensation determined by the Committee.

(b)	For purposes of this Section 6, an Eligible Participant for a Plan Year is a Participant:

(i)	who is a Highly Compensated Employee (as defined in Article I of the Savings Plan) under the Savings Plan for the plan year of the Savings Plan that coincides with the Plan Year;

(ii)	who elected to make the maximum Savings Contribution under the terms of the Savings Plan for such plan year;

(iii)	whose Savings Contributions under the Savings Plan were suspended for all or a portion of such plan year under Section 3.06(d) of the Savings Plan

(respecting suspension of Savings Contributions in order to satisfy Section 401(k)(3)(A)(ii) of the Code) or a portion of whose Matching Contributions under the Savings Plan were forfeited under Section 3.06(a)(2)(A)(iii) of the Savings Plan (respecting forfeiture of Matching Contributions made in respect to excess contributions under the Savings Plan);

(iv)	who elected pursuant to Section 5 hereof to defer an amount at least equal to the Savings Contributions that would have been made to the Savings Plan but for the suspension referred to in Section 6(b)(iii) hereof or, if applicable, at least equal to the Savings Contributions that were distributed to the Participant under Section 3.06(a)(2)(A)(iii) of the Savings Plan (respecting distribution of excess contributions under the Savings Plan); and

(v)	who is in the employ (within the meaning of Section 3.02(a) of the Savings Plan) of the Company (or a subsidiary that participates in this Plan) on the last day of the Plan Year.

(c)	For purposes of this Section 6, Compensation means compensation (i) referred to in Section 3.02(a) of the Savings Plan (respecting Matching Contributions), and (ii) that is not in excess of the Social Security Integration Level as defined in Article I of the Savings Plan.

7.	Participant Accounts. The following provisions will apply to Participant Accounts.

(a)	Establishment of Deferral Accounts; Crediting of Amounts Deferred: Crediting of Amounts Deferred. One or more Deferral Accounts will be established for each Participant, as determined by the Administrator. The amount of compensation or awards deferred with respect to each Deferral Account will be credited to such Account as of the date on which such amounts would have been paid to the Participant but for the Participant’s election to defer receipt hereunder. The amounts of hypothetical income and appreciation and depreciation in value of such account will be credited and debited to such Account from time to time. Unless otherwise determined by the Administrator, cash amounts credited to a Deferral Account shall be deemed invested in a hypothetical investment as of the date of deferral.

(b)	Establishment of Company Contribution Account. One or more Company Contribution Accounts will be established for each Eligible Participant, as determined by the Administrator. The amounts provided in Section 6 will be credited to such Account as of the date on which such amounts would have been allocated to the Participant’s Account under the Savings Plan but for the suspension or forfeiture referred to in Section 6(b)(iii). The amounts of hypothetical income and appreciation and depreciation in value of such Account will be credited and debited to such Account from time to time. Unless otherwise determined by the Administrator, cash amounts credited to a Company Contribution Account shall be deemed invested in a hypothetical investment as of the date of deferral.

(c)	Hypothetical Investment Vehicles. Subject to the provisions of Section 7(d), amounts credited to a Participant Account shall be deemed to be invested in one or more investment vehicles as may be specified from time to time by the Administrator. The Administrator may change or discontinue any such hypothetical investment vehicle available under the Plan in its discretion, provided, however, that each affected Participant shall, in accordance with rules established by the Administrator, be given the opportunity to express a preference regarding the reallocation of the affected portion of his or her Participant Account that was deemed to have been invested in the discontinued hypothetical investment vehicle among the other existing hypothetical investment vehicles, including any replacement vehicle, provided further, however, that the Administrator shall have the authority to disregard such expressed preference.

(d)	Allocation and Reallocation of Hypothetical Investments. The Administrator shall allocate amounts credited to a Participant’s Participant Account among the hypothetical investment vehicles available under the Plan in the same proportion as the Participant has elected to invest his or her Savings Contributions under the Savings Plan, provided, however, that the Administrator shall have the authority to disregard such investment election. When a Participant has revised his or her investment election under the Savings Plan in accordance with the terms of such plan, the Administrator shall allocate and reallocate, as necessary, amounts credited to such Participant’s Participant Account to reflect the revised investment election under the Savings Plan, provided, however, that the Administrator shall have the authority to disregard such revised investment election. The Committee or the Administrator may, in its discretion, restrict allocation or reallocation by specified Participants into or out of specified investment vehicles or specify minimum amounts that may be allocated or reallocated.

(e)	Trusts. The Committee may, in its discretion, establish one or more Trusts (including sub-accounts under such Trusts), and deposit therein amounts of cash or other property not exceeding the amount of the Company’s obligations with respect to a Participant’s Participant Account established under this Section 7. In such case, the amounts of hypothetical income and appreciation and depreciation in value of such Participant Account shall be equal to the actual income on, and appreciation and depreciation of, the assets in such Trusts, reduced by charges against such assets to reflect all or a portion, if any, as specified by the Committee, of the Company’s cost of funds (as determined by the Company) resulting from payment of taxes on the income on and realized appreciation of trust assets prior to the time the Company is entitled to a tax deduction for payment of the Participant Account. Other provisions of this Section 7 notwithstanding, the timing of allocations and reallocations of assets in such a Participant Account, and the investment vehicles available with respect to such Participant Account, may be varied to reflect the timing of actual investments of the assets of such Trust and the actual investments available to such Trust.

8.	Settlement of Participant Accounts

(a)	Form of Payment. The Company shall settle a Participant’s Participant Account, and discharge all of its payment obligations under the Plan, by payment of cash.

(b)	Timing of Payments. Payments in settlement of a Participant Account shall be made as soon as practicable after the date or dates (including upon the occurrence of specified events), of termination of employment by the Participant in the following circumstances:

(i)	In the event of termination of employment for any reason, a single lump sum payment in settlement of any Participant Account shall be made as promptly as practicable following the next Valuation Date to the Participant or, in the event of the Participant’s death, to the Participant’s Beneficiary, unless otherwise determined by the Administrator; or

(ii)	In the event of a Change in Status, payments in settlement of any Participant Account shall be made within fifteen (15) business days following such Change in Status to the Participant or, in the event of the Participant’s death, to the Participant’s Beneficiary.

(c)	Financial Emergency and Other Payments. Other provisions of the Plan notwithstanding, if, upon the written application of a Participant, the Committee determines that the Participant has a financial emergency of such a substantial nature and beyond the individual’s control such that payment of amounts previously deferred under the Plan is warranted, the Committee may direct the payment to the Participant of all or a portion of the balance of a Deferral Account and the time and manner of such payment, and the Committee may direct such payments in other circumstances if, in the exercise of its independent judgment, it determines that circumstances beyond the individual’s control warrant such action.

9.	Statements. The Administrator will furnish statements to each Participant reflecting the amount credited to a Participant’s Participant Accounts and transactions therein not less frequently than once each calendar year.

10.	Amendment/Termination. The Committee may, with prospective or retroactive effect, amend, alter, suspend, discontinue, or terminate the Plan at any time without the consent of Participants, Beneficiaries, stockholders, or any other person; provided, however, that, without the consent of a Participant, no such action shall materially and adversely affect the rights of such Participant with respect to any rights to payment of amounts credited to such Participant’s Participant Account. Notwithstanding the foregoing, the Committee may, in its sole discretion, terminate the Plan and distribute to Participants the amounts credited to their Participant Accounts.

11.	General Provisions.

(a)	Limits on Transfer of Awards. Other than by will or the laws of descent and distribution, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant or his or her Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any Participant or his or her Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

(b)	Receipt and Release. Payments to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims under the Plan against the Company or any subsidiary thereof, and the Committee or the Administrator may require such Participant or Beneficiary, as a condition to such payments, to execute a receipt and release to such effect.

(c)	Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for deferred compensation and Participants shall rely solely on the unsecured promise of the Company for payment hereunder. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Committee may authorize the creation of Trusts, including but not limited to the Trusts referred to in Section 6 hereof, or make other arrangements to meet the Company’s obligations under the Plan, which Trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(d)	Compliance. A Participant in the Plan shall have no right to receive payment with respect to his or her Participant Account until legal and contractual obligations of the Company relating to establishment of the Plan and the making of such payments shall have been complied with in full.

(e)	No Right to Employment. No provision of the Plan or transaction hereunder shall confer upon any Participant any right to be employed by the Company or a subsidiary thereof, or to interfere in any way with the right of the Company or a subsidiary to increase or decrease the amount of any compensation payable to such Participant. Subject to the limitations set forth in Section 11(a) hereof, the Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

(f)	Tax Withholding. The Company and any subsidiary shall have the right to deduct from amounts otherwise payable in settlement of a Participant Account any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment.

(g)	Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws, and applicable provisions of the Delaware General Corporation Law and federal law.

(h)	Limitation. A Participant and his or her Beneficiary shall assume all risk in connection with any decrease in value of the Participant Account and neither the Company, the Committee nor the Administrator shall be liable or responsible therefor.

(i)	Construction. The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

(j)	Severability. In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not effect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

(k)	Status. The establishment and maintenance of, or allocations and credits to, the Participant Account of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of the Trust.

(l)	Incompetent or Minor Payee. If the Administrator finds that the Participant or other person entitled to a benefit under the Plan is unable to care for his or her affairs because of illness or accident or because he or she is a minor, the Administrator may direct that any benefit due him or her be paid to his or her spouse, child, parent or other blood relative or a person with whom he or she resides, unless a claim has been made for the benefit by a duly appointed legal representative. Any payment made under the provisions of this Section 11(l) shall be a complete discharge of the liabilities of the Plan for that benefit.

12.	Effective Date. The Plan shall be effective as of January 13, 1999.